                                                                   EXHIBIT 10.47


                                           *** TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2





                          AMYLIN PHARMACEUTICALS, INC.
                                       AND
                           CP PHARMACEUTICALS LIMITED

                                ----------------

                                  MANUFACTURING
                                    AGREEMENT

THIS Manufacturing Agreement ("Agreement") is made effective as of the 28th day of April, 1999 by and between Amylin Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 9373 Towne Centre Drive, San Diego, California 92121 USA (hereinafter referred to as "AMYLIN") and CP Pharmaceuticals Limited having its registered office at Ash Road North, Wrexham Industrial Estate, Wrexham, LL13 9UF, United Kingdom (hereinafter referred to as "CP"). AMYLIN and CP are sometimes referred to as "Parties" and all references to AMYLIN and CP shall include their respective Affiliates.


                                   WITNESSETH

WHEREAS, CP and AMYLIN previously entered into a Manufacturing Development Agreement dated 7. August 1996, as amended by Amendment No. 1 dated 18. September 1998 (effective as of 7. August 1996) (hereinafter the "Development Agreement") under which CP agreed to perform fill-finish manufacture of pramlintide in cartridge presentation for use in clinical investigations and for validation batches for ultimate commercial sale;

WHEREAS, AMYLIN wishes to engage CP to manufacture commercial supplies of Pramlintide Injection Product (defined below) in connection with the commercialization of pramlintide by AMYLIN, beginning in 2000 after the manufacture of the last lot of pramlintide for cartridge presentation manufactured pursuant to the Development Agreement; and

WHEREAS, CP previously made various capital investments in facilities planned to be used for the fill/finish manufacture of pramlintide, and AMYLIN wishes to reimburse CP for a portion of such previous capital investments, as set forth herein.

NOW, THEREFORE, the Parties agree as follows:


                             ARTICLE I - DEFINITIONS

For the purpose of this Agreement, the terms set forth in this Article shall have the following meanings (save where inconsistent with the context) respectively.

1.1 "ACTIVE RAW MATERIAL" means the proprietary peptide pramlintide acetate, in bulk powder form, but does not include any other raw materials.



                                        1

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1.2 "AFFILIATE" means an entity that, directly or indirectly, is a holding company or subsidiary of, or a subsidiary of the holding company of, AMYLIN or CP (as the case may be) and "holding company" and "subsidiary" shall bear their respective meanings in section 736 of the Companies Act 1985.

1.3 "BATCH" means the quantity of units of the Pramlintide Injection Product produced from a single homogeneous mix.

1.4 "BATCH RECORD" means CP's documented procedures for, and report on, compounding, filling, testing, labeling and packaging Active Raw Material and excipient into the Pramlintide Injection Product including, but not limited to, completed dispensing, compounding, in-process testing, inspection, packaging and labeling documentation, certificates of analysis, bills of material and all deviation reports.

1.5 "CGMP" means the part of quality assurance which ensures that medicinal products are consistently produced and controlled to the quality standards appropriate to their intended use, the principles and guidelines of which are specified in Chapter II of European Commission Directive 91/356/EEC and in the United States Code of Federal Regulations Parts 210 and 211.

1.6 "COMPONENTS" means any and all primary packaging materials (e.g., cartridges, seals and bungs) needed to produce the Pramlintide Injection Product.

1.7 "EQUIPMENT" means the equipment detailed in Appendix 1 (incorporated herein by this reference) purchased by AMYLIN for use by CP in manufacturing Pramlintide Injection Product under the Development Agreement and this Agreement. In the event AMYLIN purchases additional equipment for use by CP, Appendix 1 may be amended, as appropriate, to include such additional equipment.

1.8 "EXCIPIENTS" means any and all raw materials other than Active Raw Material needed to produce Pramlintide Injection Product.

1.9 "FACILITY" means CP's sterile manufacturing facility at its premises at Wrexham, including the Suite.

1.10 "MANUFACTURING PROCESS" means any and all specifications, compositions, identities and quantities of materials, formulas, methods, techniques, processes, procedures and quality control necessary or relevant for manufacture of the Pramlintide Injection Product.



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1.11 "PRAMLINTIDE INJECTION PRODUCT" means the finished dosage form of inactive excipient and Active Raw Material for injection in cartridge presentation in accordance with the Specifications defined hereinafter.

1.12 "QUALIFIED PERSON" means a person who is registered and named as a Qualified Person as defined under the provisions of European Commission Directive 75/319/EEC.

1.13 "REGULATORY APPROVAL" means any approval, product license, registration or authorization of any federal or state regulatory agency, department, bureau or other governmental entity, sufficient for the manufacture, use, storage, import, export, transport and sale of pramlintide in a regulatory jurisdiction.

1.14 "SPECIFICATIONS" means the specifications for Pramlintide Injection Product and the procedures for its manufacture set out in the Technical Agreement.

1.15 "SUITE" means the part of the Facility consisting of Rooms G87, G88, G89 and G90 of Building 04 which was constructed by CP using [...***...] in capital investments and is planned to be used for the manufacture of Pramlintide Injection Product foR AMYLIN.

1.16 "TECHNICAL AGREEMENT" means the September 16, 1998 Technical Agreement between AMYLIN and CP setting out or otherwise identifying the specification of and technical terms and conditions for the production of the Pramlintide Injection Product as set out in Appendix 2, which is incorporated herein by this reference, or such modification thereof which is agreed to in writing by the parties.

1.17 "WORK IN PROGRESS" means all materials consumed, and all materials made in the course of the manufacture of Pramlintide Injection Product, beginning when Active Raw Material is dispensed for compounding and ending with release by a Qualified Person of the Pramlintide Injection Product.

Headings in this Agreement are for convenience only and shall not affect its construction.



                                       3     * CONFIDENTIAL TREATMENT REQUESTED

                         ARTICLE II - SUPPLY OF PRODUCT


2.1 PURCHASE AND SUPPLY. AMYLIN agrees to purchase and CP agrees to supply Pramlintide Injection Product for commercial sale upon the terms and conditions of this Agreement.

        (a) Subject to the terms and conditions of this Agreement, CP agrees to manufacture and supply to AMYLIN, and AMYLIN agrees to purchase from CP, at least [...***...] of AMYLIN's aggregate requirements of Pramlintide Injection Product worldwide (but excluding its requirements of Pramlintide Injection Product in [...***...].

        (b) CP shall have the right to appoint independent auditors and for those independent auditors to examine the books records and invoices of AMYLIN relating to its forecasts for, orders for and sales of Pramlintide Injection Product to ensure compliance with Paragraphs 2.1 (a), 2.4 and 2.5 not more than once every twelve months, such right to be exercisable during normal business hours and on giving to AMYLIN reasonable notice.

2.2 PRICE. The price for the Pramlintide Injection Product shall be calculated in accordance with Appendix 3, which is incorporated herein by this reference.

2.3 SUPPLY OF RAW MATERIALS.

        (a) AMYLIN shall supply CP, free of charge, freight and duties prepaid and with transportation insurance paid by AMYLIN with the amounts of Active Raw Material sufficient to enable CP to manufacture the quantities ordered by AMYLIN of Pramlintide Injection Product and AMYLIN shall ensure that such Active Raw Material is supplied sufficiently in advance of its use by CP that CP can comply with its obligations under this Agreement. Each shipment of Active Raw Material will be accompanied by a certificate of analysis indicating the peptide content or pramlintide content of such Active Raw Material and shall be properly packaged. CP will verify the quantity and identity of Active Raw Material according to methods approved by AMYLIN and shall inspect Active Raw Material in accordance with CP inspection procedures for incoming materials. CP shall inform AMYLIN within fifteen (15) working days of receipt of any discrepancies in quantity or identity testing of Active Raw Material discovered by CP or of any damage to the Active Raw Material received (e.g., damaged or cracked containers). Any rejected Active Raw Material will be returned at AMYLIN's expense and direction. AMYLIN shall notify CP annually of the approximate replacement cost of the Active Raw Material.



                                       4     * CONFIDENTIAL TREATMENT REQUESTED

        (b) CP will order all Components and Excipients sufficiently in advance of their use by CP from vendors mutually agreed on by AMYLIN and CP. CP will not change the vendors of, or the acceptance criteria for, such Components and Excipients without the prior written approval of AMYLIN. CP will inspect the Components and Excipients in accordance with CP's inspection procedures for incoming materials.

        (c) CP shall report monthly to AMYLIN on the levels of stock of Active Raw Material held by CP.

2.4 LONG RANGE FORECAST. By 1. December 1999, AMYLIN agrees to provide CP with an estimated forecast of its requirements from CP of the Pramlintide Injection Product for the years 2000-2004. This five-year estimate (the "Long Range Forecast") will be updated annually by 30. May of each succeeding year. This estimated Long Range Forecast is not a firm order, is not binding and is to be used by CP for planning and scheduling purposes only.

2.5 CURRENT FORECASTS.

        (a) Within 30 days of the first filing for Regulatory Approval, AMYLIN shall provide CP with an initial written forecast of the quantities of and delivery dates for Pramlintide Injection Product estimated to be ordered by AMYLIN for delivery in each of the following four calendar quarters ("Initial Current Forecast"). It is understood by the Parties that due to the unique aspects of initial launch of a product, the Initial Current Forecast is an estimate only and is binding only to the extent that AMYLIN has issued one or more purchase orders ("Firm Purchase Orders") for quantities identified in the Initial Current Forecast.

        (b) Within 30 days of the receipt of first Regulatory Approval and on the first of each month thereafter, AMYLIN shall provide CP with a written rolling 12-month forecast ("Current Forecast") of the quantities of and delivery dates for the Pramlintide Injection Product estimated to be ordered for delivery during such 12-month period (Months 1-12). The quantities stated in the Current Forecast for Months 1-3 are firm in the sense that AMYLIN is required to issue one or more purchase orders ("Firm Purchase Orders") for such quantities and CP is obligated to manufacture such quantities for AMYLIN. Unless otherwise agreed in writing by the Parties, the total quantity estimated by AMYLIN for delivery during Months 4-6 of the Current Forecast would be within plus or minus [...***...] of the total quantity estimated by AMYLIN for delivery during Months 1-3. Unless otherwise agreed in writing by the Parties, the total quantity estimated for delivery


                                       5     * CONFIDENTIAL TREATMENT REQUESTED
during Months 7-9 of the Current Forecast would be within plus or minus [...***...] of the total quantity estimated for delivery during Months 1-3. For example, if the first Current Forecast is as follows: Month 1: 10.000 units, Month 2: 10,000 units, Month 3: 10,000 units, then the total quantity estimated for delivery during Months 4-6 of the Current Forecast would be within plus or minus [...***...] of 30,000 units (i.e., between [...***...] units and
[...***...] units, and the total quantity estimated for delivery during Months 7-9 of the Current Forecast would be within plus or minus [...***...] of 30,000 units (i.e., between [...***...] units and [...***...] units). If the second Current Forecast is as follows: Month 1: 10,000 units. Month 2: 10,000 units, Month 3: 15,000 units, then the total quantity estimated for delivery during Months 4-6 would be within plus or minus [...***...] of 35,000 units (i.e., between [...***...] units and [...***...] units), and the total quantity estimated for delivery during Months 7-9 would be within plus or minus [...***...] of 35,000 units (i.e., between [...***...] units and [...***...]
units). Notwithstanding the foregoing, CP will endeavor to supply Pramlintide Injection Product in excess of that forecast in accordance with this Paragraph
2.5 if AMYLIN so requests, but CP is under no obligation to do so, AMYLIN being aware of CP's production capacity for Pramlintide Injection Product and CP's available labour and other resources.

        (c) CP and AMYLIN may modify the Initial Current Forecast algorithm or the Current Forecast algorithm by mutual written agreement in the event that uncertainties in predicting product launch quantities or other special circumstances require different algorithms.

2.6 ORDERS. At least six (6) months before the first specified delivery date, AMYLIN shall place its first Firm Purchase Order for delivery of Pramlintide Injection Product during the first 3 months of the initial Current Forecast. After the first Firm Purchase Order, AMYLIN shall place each Firm Purchase Order for delivery at least three (3) months before the first specified delivery date for such Firm Purchase Order. CP will endeavor to supply Pramlintide Injection Product in excess of that ordered in accordance with this Paragraph 2.6 if AMYLIN so requests, but CP is under no obligation to do so, AMYLIN being aware of CP's production capacity for Pramlintide Injection Product and CP's available labour and other resources.

2.7 FORM OF ORDER. AMYLIN's orders shall be made pursuant to written Firm Purchase Orders which shall provide for delivery dates in accordance with Paragraphs 2.5 and 2.6. Each Firm Purchase Order shall be for one or more Batches (but not part of a Batch). No terms contained in any purchase order, order acknowledgment or similar standardized form shall be construed to amend or



                                       6     * CONFIDENTIAL TREATMENT REQUESTED
modify the terms of this Agreement and, in the event of any conflict, this Agreement shall prevail unless otherwise expressly agreed in writing by AMYLIN and CP.

2.8 DELIVERY AND TITLE

        (a) CP agrees to deliver Pramlintide Injection Product ordered in accordance with Paragraphs 2.2, 2.6 and 2.7 on the dates specified in AMYLIN's purchase orders. Delivery of Pramlintide Injection Product to AMYLIN shall be deemed to have taken place upon issuance by CP to AMYLIN of a certificate of analysis for such Batch of Pramlintide Injection Product.

        (b) Title to the Pramlintide Injection Product, and all Active Raw Material contained therein, shall at all times remain with AMYLIN.

        (c) Notwithstanding that title to all Pramlintide Injection Product and Active Raw Material remains with AMYLIN, and regardless of whether delivery of Pramlintide Injection Product to AMYLIN, as defined in Paragraph 2.8 (a), has occurred, CP shall bear all risk to, or loss of, and shall insure all Pramlintide Injection Product, until transfer by CP to a carrier for shipment as directed by AMYLIN.

2.9 INVOICES AND PAYMENT.

        (a) CP shall be entitled to invoice AMYLIN for payment for a Batch of Pramlintide Injection Product upon delivery to AMYLIN in accordance with Paragraph 2.8(a).

        (b) AMYLIN shall make payment on invoices (including value added tax, if any, due thereon) by telegraphic transfer in pounds sterling to the account number [...***...] (or such other account as CP shall notify to AMYLIN) not later than fifteen (15) days after AMYLIN's acceptance of the Batch covered by such receipt. All payments shall be made without deduction set off or counterclaim unless AMYLIN and CP otherwise expressly agree.

        (c) No terms contained in any invoice shall be construed to amend or modify the terms of this Agreement and, in the event of any conflict, this Agreement shall prevail unless otherwise expressly agreed in writing by AMYLIN and CP.



                                       7     * CONFIDENTIAL TREATMENT REQUESTED

2.10 FAILURE TO PAY ON THE DUE DATE.

        If any sum payable under this Agreement is not paid on the due date for payment the party in default shall pay interest on such sum at [...***...] per annum above the base rate from time to time of Lloyds Bank Plc from the due date until payment (whether before or after judgment) such interest to accrue on a daily basis provided that this right shall not prejudice any other right or remedy in respect of any such sum.

2.11 ACCEPTANCE OR REJECTION OF PRAMLINTIDE INJECTION PRODUCT.

        (a) CP shall provide AMYLIN with a copy of all relevant documentation, including the certificate of analysis, required to be provided to AMYLIN under the Technical Agreement. AMYLIN shall have thirty (30) days from receipt of such documentation to accept or reject such Batch of the Pramlintide Injection Product. AMYLIN may reject a Batch of the Pramlintide Injection Product only if such Batch does not meet Specifications or if the Batch Record documentation deviates from the Batch manufacturing instructions (and such deviation has not been agreed to in writing by AMYLIN). Failure of AMYLIN to reject a Batch of the Pramlintide Injection Product in the manner set forth above within thirty (30) days of receipt of such documentation shall constitute acceptance thereof.

        (b) Should AMYLIN reject any Batch of the Pramlintide Injection Product pursuant to Paragraph 2.11(a) and CP agree that such rejection is justified, CP shall not charge AMYLIN for such Batch and shall not make any charge for profit for the subsequent Batch of Pramlintide Injection Product delivered to AMYLIN and CP shall have no further liability to AMYLIN in respect of such Batch.

        (C) Should AMYLIN reject any Batch pursuant to Paragraph 2.11(a) and CP, after good faith negotiation, fail to agree that such rejection is justified, the Parties shall mutually agree on an independent third party to evaluate all documentation of testing relating to such Batch of the Pramlintide Injection Product and other relevant information developed by both Parties relating thereto to ascertain whether the rejection is justified. If the third party determines that AMYLIN's rejection is justified, CP shall pay for the costs of the independent third party's review and CP shall not charge AMYLIN for the costs of such Batch and shall not make any charge for profits for the subsequent Batch of Pramlintide



                                        8   * CONFIDENTIAL TREATMENT REQUESTED

Injection Product delivered to AMYLIN and CP shall have no further liability to AMYLIN in respect of such Batch. If the third party determines that AMYLIN's rejection is not justified, AMYLIN shall pay for the costs of the independent third party's review, AMYLIN shall pay CP for such Batch, and CP shall have no further liability to AMYLIN.

2.12 HIDDEN DEFECT. If within twelve (12) months of the date of delivery of a Batch of Pramlintide Injection Product it is found that such Batch of Pramlintide Injection Product has not been manufactured to Specification and this could not reasonably be expected to have been found by diligent and adequate inspection by AMYLIN pursuant to its obligations under this Article II, (a "Hidden Defect"), CP and AMYLIN shall enter into discussions in good faith as to the handling and disposal of the defective shipment, having due regard to where responsibility for such defect lies. CP's liability in this case shall be limited as set out in Paragraph 6.2(b).

2.13 RIGHT TO FINANCIAL AUDIT BY AMYLIN. AMYLIN shall have the right to appoint independent auditors and for those independent auditors to examine the books, records and invoices of CP relating to its overheads and cost of capital to ensure compliance with the pricing schedule for Pramlintide Injection Product as defined in Appendix 3 not more than once every twelve months, such right to be exercisable during normal business hours and on giving to CP reasonable notice.

2.14 STORAGE OF PRAMLINTIDE INJECTION PRODUCT BY CP. Upon AMYLIN's request, and subject to the availability of suitable storage facilities at CP's Facility, CP agrees to store released, accepted Pramlintide Injection Product at its facilities under the conditions specified in the Technical Agreement. Title to any such stored Pramlintide Injection Product will remain with AMYLIN. CP will bear the risk of loss of any such stored Pramlintide Injection Product, however, CP reserves the right to be reimbursed by AMYLIN for any additional insurance required to insure stored Pramlintide Injection Product. AMYLIN agrees to reimburse CP for its out-of-pocket costs for such storage.

2.15 PACKAGING OF PRAMLINTIDE INJECTION PRODUCT BY CP.

        At AMYLIN's option and upon AMYLIN's request, CP agrees to label and/or package Pramlintide Injection Product manufactured under this Agreement, subject to agreement by CP and AMYLIN on terms and conditions for such labeling and packaging as set forth in a separate written agreement.



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

                            ARTICLE III - MANUFACTURE

3.1 MANUFACTURE TO SPECIFICATIONS. CP will manufacture and package the Pramlintide Injection Product in Batches which conform to the Specifications and the Technical Agreement.

3.2 CGMP MANUFACTURE. CP will carry out all manufacturing, labeling, packaging, storage and quality control operations in accordance with CGMP. CP will maintain an appropriate manufacturing authorization and thus maintain adequate premises, equipment, knowledge, and experienced and competent personnel to perform the work in compliance with CGMP. CP will refrain from any activity which to its knowledge adversely affects the quality of the Pramlintide Injection Product.

3.3 QUALITY AUDIT. AMYLIN may, at periodic intervals, audit the CP operation to ensure that the principles of CGMP are followed. CP, on being given reasonable notice, will permit AMYLIN nominees, for the purpose of quality audit, all reasonable access to its manufacturing, warehousing, packaging and laboratory areas, during normal business hours. Reasonable access to documentation and reference materials relating to the Pramlintide Injection Product shall also be granted to AMYLIN during audit (but this shall not be used for the purposes of verifying financial information available to AMYLIN's independent auditors under Paragraph 2.13). CP will rectify any deficiencies noted during the course of audit by AMYLIN but if AMYLIN requires CP to implement changes over and above CGMP, this shall fall within Paragraph 3.10.

3.4 NO CHANGES IN SPECIFICATIONS. No changes may be made to the Specifications for Pramlintide Injection Product unless they are agreed in writing by CP and AMYLIN before implementation of such changes. AMYLIN agrees to inform CP promptly of all new methods of testing or analysis relating to the Pramlintide Injection Product to the extent that it is aware of such and is permitted to disclose such.

3.5 NO THIRD PARTY MANUFACTURE. CP shall not pass details of any manufacturing, assembly or quality control operations which are exclusive to the Pramlintide Injection Product to a third party without the written permission of AMYLIN. CP will not sub contract any work without prior evaluation by, and written permission from AMYLIN.

3.6 MANUFACTURING PROBLEMS. AMYLIN shall ensure that CP is promptly made aware of any problems associated with the Pramlintide Injection Product, or its manufacturing, packaging or testing procedures which might pose a hazard to CP premises, equipment, personnel, other materials or other products. CP shall ensure that AMYLIN is promptly made aware of any problems encountered by CP in manufacturing or testing the Pramlintide Injection Product.

3.7 MANUFACTURING AUTHORIZATION. CP will maintain its manufacturing authorization to cover the manufacture of Pramlintide Injection Product.

3.8 REGULATORY INSPECTIONS. CP agrees to inform AMYLIN in writing in advance of any proposed inspection by regulatory agencies of the Facility, including the Suite after the Suite has been commissioned and brought into use for manufacture of products, and CP agrees to inform AMYLIN of the outcome of inspections by regulatory agencies of the Facility insofar as such outcome relates to the manufacture of Pramlintide Injection Product. At AMYLIN's request CP will co-operate in the investigation of any query or complaint by such regulatory agencies concerning the Pramlintide Injection Product.

3.9 QUALIFICATION/VALIDATION OF PROCESS CHANGES. CP will ensure that appropriate qualification/validation data are generated in accordance with the Technical Agreement.

3.10 COSTS OF PROCESS CHANGES. The cost for any changes to the process resulting from a request from CP shall be to the account of CP. The cost for any changes to the process resulting from a request from AMYLIN shall be to the account of AMYLIN.

3.11 COMPLIANCE WITH LAWS. CP shall observe and comply with all applicable laws and regulations in the United Kingdom in respect of the manufacture of the Pramlintide Injection Product in the United Kingdom or, if CP manufactures Pramlintide Injection Product in a country other than the United Kingdom, then with all applicable laws and regulations in such country in respect of the manufacture of Pramlintide Injection Product. CP shall maintain all regulatory files, government permits and licenses required in the United Kingdom (or if it manufactures in another country, as aforesaid, required in that other country of manufacture) including, but not limited to, health, safety and environmental permits for the conduct of the activities and procedures that CP undertakes pursuant to this Agreement at no cost to AMYLIN. In no event shall CP be forced to maintain its Facility or manufacture the Pramlintide Injection Product in a manner which violates the said applicable laws and regulations.

3.12 WASTE. AMYLIN and CP will establish waste and yield targets for the Active Raw Material and waste targets for the Components and Excipients consistent with the controls of waste and yield for CP's manufacture of its own products. CP shall then work towards meeting those targets and shall, at all times during the commercial supply of Pramlintide Injection Product, work to improve Batch yields.

3.13 TECHNICAL SUPPORT. AMYLIN shall extend reasonable technical assistance to CP relating to the manufacture of Pramlintide Injection Product and AMYLIN shall bear all expenses for extending such technical assistance to CP.


                             ARTICLE IV - FACILITIES

4.1 EQUIPMENT The Equipment has been purchased by Amylin and will remain the property of AMYLIN.

4.2 MAINTENANCE OF EQUIPMENT. CP will maintain the Equipment at its cost and expense to a maintenance schedule agreed between AMYLIN and CP. AMYLIN shall be responsible for the cost of any repairs and parts associated therewith that are other than the responsibility of CP under the agreed maintenance schedule, except in the case wherein the repair results from CP's failure to conduct maintenance in accordance with the said schedule or is a result of CP's negligence in running or maintaining the Equipment. CP will be responsible for coordinating all manufacturer warranty repairs required (and available under such manufacturer's warranty) of such Equipment. If CP uses the Equipment (or any part of it) to manufacture product for a third party's or for CP's own products, CP shall ensure that product contact parts on the Equipment are dedicated to Pramlintide Injection Product and not used in the manufacture of the third party or CP's own product.

4.3 CAPITAL INVESTMENTS.

        (a) AMYLIN agrees to reimburse CP for certain capital investments made by CP in the Suite in the total amount of [...***...], as follows: (i) On or before 30. June 1999, AMYLIN will pay CP [...***...]; (ii) On or before 30. June 2000, AMYLIN will pay CP [...***...]; (iii) On or before 30. June 2001, AMYLIN will pay CP [...***...]; and (iv) Beginning 1. January 2001, AMYLIN will pay CP [...***...].




                                       12    * CONFIDENTIAL TREATMENT REQUESTED

        (b) If CP uses the Suite for manufacture of products for itself or for a third party, then CP will provide a credit to Amylin of [...***...] per unit of such products. Such credit will be applied to the [...***...] amount described in Paragraph 4.3(a), payable by Amylin to CP at a rate of [...***...] per cartridge unit manufactured by CP for Amylin if the [...***...] amount has not yet been fully paid by Amylin.

4.4 INSURANCE.

        (a) CP will carry adequate insurance to cover material loss or damage to the Equipment, the cost of which insurance may be recharged to AMYLIN. If the Equipment is used to manufacture for a third party or CP's own products, such cost of insurance will be pro rated on a time basis. Upon request by CP, AMYLIN shall notify CP of the value of the Equipment.

        (b) In the event there is loss or damage to the Equipment, CP shall be at liberty to claim under its insurance policy in respect of the Equipment to the full reinstatement value of the Equipment and AMYLIN shall give CP all reasonable assistance in such claim. CP shall not be liable to AMYLIN for any delay in producing Pramlintide Injection Product or for any delay in repairing, replacing or reinstating the Equipment or any part thereof in these circumstances but CP shall be responsible for ordering any replacement Equipment or parts in these circumstances using the said insurance proceeds but to the extent these proceeds are insufficient or to the extent that the loss or damage is not covered by the insurance policy the replacement equipment or parts shall be at the cost of AMYLIN. However, in the event that loss or damage to the Equipment occurs whilst the Equipment is being used to manufacture third party or CP's own product or that loss or damage to the Equipment occurs as a result of the willful misconduct or negligence of CP, CP shall look to the third party or CP's own funds, as the case may be, and not to AMYLIN in the event the insurance proceeds are insufficient or the insurance policy does not cover the loss or damage.

4.5 USE OF EQUIPMENT The Equipment (or part of it) may be used by CP to manufacture product other than Pramlintide Injection Product for third parties or for CP's own products provided that AMYLIN has consented in writing (such consent not to be unreasonably withheld or delayed) to the manufacture of such other product using the Equipment. AMYLIN shall at all times keep confidential the identity of any third party and the third party's or CP's own product for which any consent under this Paragraph 4.4 is sought and AMYLIN shall, without



                                       13    * CONFIDENTIAL TREATMENT REQUESTED
prejudice to the generality of the foregoing, enter into a confidentiality agreement with CP in the like terms to CP's obligations of confidentiality to the relevant third party.

4.6 FACILITY STANDARDS. CP agrees to maintain the Facility in a manner so as to meet FDA, MCA, IKS and European Directive standards for approvability. Any Facility alterations or changes requested by AMYLIN that exceed the FDA, MCA, IKS and/or European Directive standards which CP agrees shall be carried out (such agreement not to be unreasonably withheld) shall be at AMYLIN's sole cost.


                  ARTICLE V - TRANSFER OF MANUFACTURING PROCESS

5.1 It is understood and agreed by AMYLIN and CP that AMYLIN itself and/or a third party may at some point in time manufacture the Pramlintide Injection Product for commercial supply using the Manufacturing Process. Upon request by AMYLIN and provided that this Agreement is either terminated under Paragraphs 8.1, 8.2 (if terminated by AMYLIN but not if terminated by CP), 8.3 or 8.4 (b), or if CP is unable to supply Pramlintide Injection Product due to CP (but not AMYLIN) being the subject of a force majeure event as more particularly defined in Paragraph 11.3, CP agrees to disclose and transfer to AMYLIN or to a third party such of the Manufacturing Process as is necessary to enable AMYLIN and/or such third party to manufacture the Pramlintide Injection Product, according to the then current Manufacturing Process being used by CP.

5.2 To facilitate the transfer of such Manufacturing Process in accordance with Paragraphs 5.1, CP agrees to provide to AMYLIN or the relevant third party training on-site (at AMYLIN's or third party's premises) for the manufacture of the Pramlintide Injection Product for an appropriate period such training including but not limited to, on-site instruction by CP knowledgeable personnel provided such individuals are still employed by CP and provided that this does not unduly prejudice CP's continuing operations. The party receiving training shall reimburse CP at CP's full daily charge out rate for the personnel providing such training and for travel and living expenses of CP employees during the time that they are engaged in the training. Provisions of this
Article V shall survive for 24 months only following termination or expiration of this Agreement, except in the case of termination of this Agreement by CP as a result of material breach by AMYLIN under Paragraph 8.2 or AMYLIN's insolvency under Paragraph 8.3 where this provision shall not survive such termination.

                      ARTICLE VI - INDEMNITY AND LIABILITY


6.1 AMYLIN INDEMNIFICATION. AMYLIN shall defend, indemnify and hold harmless CP, its officers, agents and employees from any loss, claim, action, damage, expense or liability, including defense costs and attorneys' fees ("Claim") arising out of or related to any act, omission, fact, matter or thing which is other than CP's liability in accordance with Paragraphs 6.2, 6.3 and 6.4, including, without prejudice to the generality of the foregoing:

        (a) the handling, possession or use of Active Raw Material prior to its delivery to CP pursuant to Paragraph 2.3(a);

        (b) infringement of a third party's intellectual property rights relating to pramlintide as a result of CP's manufacture and/or storage of the Pramlintide Injection Product hereunder;

        (c) any hazard to CP's employees or former employees caused by or arising from or as a consequence of the manufacturing and/or storage by CP of the Pramlintide Injection Product which hazard had not been disclosed to CP in writing; and

        (d) damage to Pramlintide Injection Product after delivery to a carrier in accordance with AMYLIN's instructions.

6.2 CP LIABILITY. CP shall have no liability to AMYLIN in respect of any loss damage or destruction relating to the Active Raw Material prior to the same being delivered to CP's premises. CP's liability in relation to loss damage or destruction relating to Active Raw Material shall commence upon receipt by CP of the relevant Active Raw Material. If thereafter any Active Raw Material or Work in Progress is destroyed, damaged or lost or if there is loss or damage to or destruction of Pramlintide Injection Product prior to delivery to AMYLIN then CP's liability shall be limited as follows:

        (a) in the event of loss or damage to or destruction of Active Raw Material prior to such Active Raw Material becoming Work in Progress (and other than as a result of an Insured Event) CP's liability shall be limited to [...***...] per incident;



                                       15     * CONFIDENTIAL TREATMENT REQUESTED

        (b) in the event of loss or damage to or destruction of Work in Progress or Pramlintide Injection Product such that the same fails to comply with Specifications ("Failed Product") (other than as a result of an Insured Event) CP's liability shall be limited to making no charge for the Failed Product and to making at no charge for profit the subsequent Batch of Pramlintide Injection Product delivered to AMYLIN. In the event of loss or damage to or destruction of only part of a Batch of Pramlintide Injection Product or Work in Progress, CP's liability for the Failed Product and making at no charge for profit the subsequent Batch of Pramlintide Injection Product delivered to AMYLIN shall be pro rata to the amount of the Failed Product so lost damaged or destroyed;

        (c) In the event of loss or damage to or destruction of Active Raw Material, Work in Progress or Pramlintide Injection Product and the same being an Insured Event, CP's liability shall be limited to the lower of the actual cost of Active Raw Material, Work in Progress or finished Pramlintide Injection Product and the insurance proceeds recovered in respect thereof (provided always that this limit shall never be lower than the amount of liability CP would bear if the loss damage or destruction fell within Paragraphs 6.2(a) or (b) and was not an Insured Event);

        (d) For the purpose of this Paragraph 6.2 an "Insured Event" means an act or occurrence which is insured against by CP and under which insurers accept liability (including for the loss or damage to or destruction of Active Raw Material, Work in Progress and/or Pramlintide Injection Product, as the case may
be) and have paid insurance proceeds to CP therefor.

        (e) CP shall in no circumstances other than those set out in Paragraphs 6.2(a) to (d) inclusive be liable to AMYLIN for any other direct loss or for any indirect or consequential loss or damage including, without limitation, loss of profit, loss of goodwill and/or loss of business opportunity, whether arising in contract, tort or otherwise .

6.3 CP shall have no liability to any third party for any loss or damage which may be suffered or incurred by that third party in relation to Pramlintide Injection Product (unless CP has manufactured a Batch of Pramlintide Injection Product which fails to meet Specifications and such third party suffers loss or damage to property (other than intellectual property) or person as a result of CP's failure to manufacture the Batch to Specifications) and AMYLIN shall defend, indemnify and hold harmless CP, its officers, agents and employees from any loss, claim, action, damage, exposure or liability including defense costs and attorneys' fees arising out of or related to any such third party claims.

6.4 Nothing in Paragraph 6.2 or 6.3 shall limit CP's liability in respect of death or personal injury caused by CP's negligence.

6.5 In the event CP is seeking indemnification under Article VI, it shall inform AMYLIN of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit AMYLIN to assume direction and control of the defense of the Claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense of the Claim.

6.6 The Parties acknowledge the limitations on CP's liability in this Article VI are reasonable having regard to the price to be charged per cartridge of Pramlintide Injection Product and the basis upon which such price is calculated.


                          ARTICLE VII - CONFIDENTIALITY

CP acknowledges that AMYLIN will supply information regarding this Agreement in confidence and CP agrees to keep such information confidential in accordance with the terms of the 8. February 1996 Confidential Disclosure Agreement between AMYLIN, CP and Johnson & Johnson and the 18. September 1998 Confidential Disclosure Agreement between AMYLIN and CP, with the exception that CP may disclose such confidential information in confidence to its holding company, CP Pharmaceuticals (Holdings) Ltd., on whom such obligations of confidentiality apply.


                       ARTICLE VIII - TERM AND TERMINATION

8.1 TERM. Subject to the provisions of Paragraphs 8.2, 8.3, 8.4 and 8.5, this Agreement shall be effective for a period of [...***...] from the date first given above written and shall continue thereafter from year to year unless terminated by AMYLIN or CP upon at least [...***...] prior written notice given to the other at any time after the expiry of [...***...] from the date first given above.

8.2 BREACH. If AMYLIN or CP is in material adverse breach of this Agreement, and a cure of such breach has not occurred during a period of sixty (60) days following receipt of notice thereof by the non-breaching party, the non-breaching party may terminate this Agreement by a written notice to the party in breach upon expiration of such sixty (60)-day period.




                                       17     * CONFIDENTIAL TREATMENT REQUESTED

8.3 BANKRUPTCY. Either AMYLIN or CP may terminate this Agreement forthwith by written notice to the other if the other compounds or makes arrangements with its creditors or becomes subject to an administration or goes into liquidation other than for the purpose of a bona fide reconstruction or has a receiver, liquidator, administrator, or administrative receiver appointed over any of its property or assets or anything analogous to this occurs in any jurisdiction.

8.4 AMYLIN TERMINATION.

        (a) In the event that AMYLIN makes a good faith determination that it will not continue with development or marketing of the Pramlintide Injection Product and for that reason wishes to terminate this Agreement or the Pramlintide Injection Product is no longer being developed or marketed for whatever reason, then AMYLIN may, with thirty (30) days prior written notice, terminate this Agreement.

        (b) In the event that AMYLIN enters into a collaboration, licensing or other similar type of written agreement regarding the development and/or commercialization of pramlintide, and AMYLIN's collaboration partner or licensee wishes to perform fill/finish manufacture of Pramlintide Injection Product, Amylin may, with [...***...] prior written notice, terminate this Agreement.

8.5 CONSEQUENCES OF TERMINATION.

        (a) On termination of this Agreement under Paragraphs 8.1, 8.2 (AMYLIN's breach only), 8.3 (AMYLIN's bankruptcy only) or 8.4(a), AMYLIN shall remain liable to pay for and shall pay for all Pramlintide Injection Product for which AMYLIN has issued a Firm Purchase Order which is accepted by AMYLIN (whether acceptance occurs before or after the date of termination or expiration).

        (b) On termination of this Agreement under Paragraph 8.4(b) only, AMYLIN shall remain liable to pay for and shall pay for all Pramlintide Injection Product for which AMYLIN has issued a Firm Purchase Order which is accepted by AMYLIN (whether acceptance occurs before or after the date of termination or expiration) and, within sixty (60) days of the effective date of termination under Paragraph 8.4(b), AMYLIN shall make a termination payment to CP which shall be calculated in relation to the unexpired term of this Agreement. The termination payment shall be [...***...] reduced by the cumulative profit to CP (as calculated in accordance with Appendix 3) from Pramlintide Injection Product under this



                                       18     * CONFIDENTIAL TREATMENT REQUESTED

Agreement. Additionally, within such 60 days of effective date of termination, AMYLIN will pay to CP the unpaid balance, if any, of the total [...***...] due under Paragraph 4.3(a), reduced by [...***...] per unit of products manufactured by CP using the Suite, whether such products are manufactured by CP for itself or for a third party.

        (c) On termination of this agreement under Paragraphs 8.1, 8.4(a) or 8.4(b) each party shall be obligated during the applicable termination notice period to perform all of its obligations under this Agreement.

        (d) Upon expiration or termination of this Agreement in accordance with its terms, AMYLIN shall offer the Equipment for sale to CP by notice in writing stating the price which AMYLIN wishes to obtain for the Equipment. Unless the parties have reached agreement on the price for the Equipment within three (3) months of such expiration or termination, AMYLIN shall be obliged to remove the Equipment from the Facility. AMYLIN shall not remove the Equipment other than in accordance with timing (as to dates and hours) agreed with CP (and CP shall agree removal within 9 months after the expiry of the said 3 months) and so far as practicable without causing CP loss of business or goodwill due to down time of CP's Facility. AMYLIN shall bear the full cost of removal and shall be responsible for leaving the Facility in good order and for making good any damage caused by or arising out of such removal.

        (e) On termination of this Agreement under Paragraph 8.4(a) only, AMYLIN agrees to pay CP within sixty (60) days of the termination date the sum of [...***...] less any sum already paid to CP in accordance with Paragraph 4.3.

        (f) For the avoidance of doubt, Paragraph 8.5 shall survive termination of this Agreement.


                      ARTICLE IX - OWNERSHIP OF TECHNOLOGY

9.1 SOLE INVENTIONS. Each party shall solely own, and shall alone have the right to apply for patents and inventor's certificates within and outside the United States on any invention, method process or know-how which is conceived solely by such party's employees or consultants.

9.2 JOINT INVENTIONS. Inventions jointly made by employees or consultants of AMYLIN and CP ("Joint Inventions") shall be jointly owned by AMYLIN and CP. The law of joint ownership of inventions of the United States shall apply to


                                       19     * CONFIDENTIAL TREATMENT REQUESTED
joint ownership of any patent claiming a Joint Invention outside of the United States. Where appropriate, the Parties may engage outside counsel agreeable to both Parties (the costs of which shall be borne equally by the Parties) to represent them jointly in the prosecution of patent applications and the maintenance of patents with respect to Joint Inventions.

9.3 MUTUAL GRANT OF AUTHORITY. Should either Party not wish to file, prosecute, maintain or issue a patent application or maintain a patent covering such Party's Joint Invention, then such Party shall grant any necessary authority to the other Party to file, prosecute, maintain and issue such a patent application or maintain such a patent, all at the expense of the Party requesting that such filing be made or action be taken.

9.4 ASSISTANCE WITH PATENT PROTECTION. Upon request, AMYLIN and CP shall each provide the other with reasonable assistance in obtaining patents and, if necessary, enforcing patent rights. To that end, each Party agrees to assist the other in executing, verifying and delivering such documents and performance of such acts as may be reasonably requested by the other Party in applying for, obtaining, perfecting, evidencing, sustaining or enforcing the other Party's rights in sole inventions, or Joint Inventions. The Party requesting such assistance shall reimburse the assisting party for all reasonable out-of-pocket expenses incurred and provide reasonable compensation for time spent in providing such assistance.


                     ARTICLE X - RELATIONSHIP OF THE PARTIES

It is not the intent of the Parties to form any partnership or joint venture with each other. Each Party shall, in relation to its obligations hereunder, act as an independent contractor, and nothing in this Agreement shall be construed to give the other Party the power or authority to act for, bind, or commit the other Party in any way whatsoever.


                           ARTICLE XI - FORCE MAJEURE

11.1 If the performance by a Party of any obligation under this Agreement, other than the payment of money, is prevented, delayed or impaired by Force Majeure for any cause beyond the reasonable control of the defaulting Party, such Party shall be excused from performance so long as such situation continues to prevent delay or impair performance, provided the Party claiming such excuse shall have promptly notified the other Party of the existence, nature, and potential duration of such cause and shall at all times use its reasonable efforts consistent with its normal business practices to resume a complete performance.

11.2 The affected Party will advise the other Party from time to time as to the progress in remedying the situation and as to the time when the affected Party reasonably expects to resume its obligations and shall notify the others as to the expiration of any Force Majeure as soon as the affected Party knows the date thereof.

11.3 "Force Majeure" shall mean an event beyond the reasonable control of a Party including, but not limited to, a breakdown of machinery or equipment, failure of mains water, gas or electricity, fire, flood, sabotage, shipwreck, embargo, explosion, accident, strike, lockout or other industrial dispute, whether or not relating to that Party's workforce, riot, act of governmental authority (including, without limitation, acts relating to raw material or product allocation), acts of God and acts of war. Quantities affected by a Force Majeure shall be eliminated from this Agreement without liability.

11.4 If a Force Majeure event occurs, and if CP shall be unable to supply Pramlintide Injection Product for commercial use in such quantities as AMYLIN shall have ordered and in compliance with the delivery periods set forth in this Agreement and the Force Majeure is an event which hinders prevents or delays CP from performing its responsibilities under this Agreement, CP and AMYLIN will consult with each other to determine what measures to take to solve the supply problem with the understanding that it may be necessary for AMYLIN to obtain supply from a third party. In these circumstances AMYLIN shall however, be permitted (with no obligation to CP) to obtain Pramlintide Injection Product from another source, and require CP to transfer Manufacturing Process and provide the training required in accordance with and as described in Article V, but AMYLIN shall use its best endeavors to negotiate a short term contract with this source. AMYLIN shall thereafter have no obligation to purchase Pramlintide Injection Product from CP until the contractual obligations with this source that AMYLIN has assumed in connection with obtaining this substitute supply of Product shall have terminated whereupon AMYLIN shall order Pramlintide Injection Product from CP (provided CP is no longer affected by force majeure).

                              ARTICLE XII - CHANGES


AMYLIN's personnel may, from time to time, render assistance or give technical advice to, or effect an exchange of information with CP's personnel in a liaison effort concerning the work hereunder. However, such exchange of information or advice shall not vest CP with authority to change the work hereunder or the provisions of this Agreement, nor shall any change in the work or provisions of this Agreement be binding on AMYLIN unless effected as a modification in accordance with the terms of this Agreement


                  ARTICLE XIII - REPRESENTATIONS AND WARRANTIES

13.1 MANUFACTURING WARRANTY. CP warrants that the Pramlintide Injection Product manufactured by CP pursuant to this Agreement shall be manufactured in accordance with the Specifications and CGMP. CP shall notify AMYLIN immediately of any test failures noted in the manufacture of the Pramlintide Injection Product.

13.2 DEBARMENT. CP represents and warrants that it does not now and will not in the future use in any capacity the services of any person debarred under subsection (a) or (b) of 21 U.S.C.ss.335a.

13.3 LEGAL AND BINDING. This Agreement is a legal and valid obligation binding upon CP and AMYLIN and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by CP and AMYLIN does not conflict with any agreement, instrument or understanding, oral or written, to which either of them is a party or by which either of them is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over either of them.


                      ARTICLE XIV - TRADEMARKS AND LABELING

14.1 TRADEMARK. Nothing in this Agreement gives CP the right to use any AMYLIN trademark and CP does not obtain any right, title or interest in any AMYLIN trademark by virtue of this Agreement or the performance of services hereunder.

14.2 CP TRADEMARK. Nothing in this Agreement gives AMYLIN the right to use any CP trademark or logo and AMYLIN does not obtain any right, title or interest in any CP trademark or logo by virtue of this Agreement or the performance of obligations hereunder.

14.3 LABELING. CP shall not affix to the Pramlintide Injection Product any label, stamp or other mark identifying CP as the source of the Pramlintide Injection Product, except as requested by AMYLIN in writing and approved by CP or as required by law. Upon request by AMYLIN, CP shall affix to the label for Pramlintide Injection Product appropriate patent marking, as instructed by AMYLIN.


                                  XV - NOTICES

Any notices required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (a) delivered by hand, or (b) received by mail, postage prepaid, or (c) received by facsimile, and addressed to the Party to receive such notice at the following addresses:

To AMYLIN:                             Amylin Pharmaceuticals, Inc.
                                       9373 Towne Center Drive
                                       San Diego, California 92121
                                       USA
                                       Facsimile no:  001 619-552-1936
                                       Attention: Nancy K. Dahl
                                       Vice President and General Counsel


To CP:                                 CP Pharmaceuticals Limited
                                       Ash Road North
                                       Wrexham Industrial Estate
                                       Wrexham, LL13 9 UF
                                       United Kingdom
                                       Facsimile no. 011 44 1978 660130
                                       Attention: A.H. Coveney
                                       Company Secretary

The address and/or facsimile number to which notices should be delivered may be changed from time to time by notice to the other Party as provided in this
Article XV.

                         ARTICLE XVI - ENTIRE AGREEMENT

This Agreement together with all Appendices (including without prejudice to the generality of the foregoing, the Technical Agreement) the 8. February 1996 Confidential Disclosure Agreement between AMYLIN, CP and Johnson & Johnson, and the 9. September 1998 Confidential Disclosure Agreement between AMYLIN and CP, constitute the entire agreement between the Parties hereto relating to the subject matter hereof and no modification, change or amendment to this Agreement shall be binding upon AMYLIN or CP except in writing of subsequent date signed by an authorized officer or representative of each of the Parties hereto. Each Party acknowledges that in entering into this Agreement it is not relying upon any representation, warranty, promise or assurance made or given by the other Party, whether or not in writing, at any time prior to the execution of this Agreement, which is not set out expressly in this Agreement, provided that this shall not exclude any liability which either party would otherwise have to the other in respect of any statements made fraudulently by that party prior to the date of this Agreement.


                            ARTICLE XVII - ASSIGNMENT

17.1 This Agreement shall not be assigned or transferred by CP to any other person, firm, company or corporation without the prior written consent of AMYLIN (such consent not to be unreasonably withheld) and subject to the terms that AMYLIN may impose.

17.2 AMYLIN may, without CP's consent, assign its rights and obligations under this Agreement to a partner for the development and/or commercialization of pramlintide or to a successor in interest to all or substantially all of AMYLIN's business relating to pramlintide. Any other assignment by AMYLIN of its rights and obligations under this Agreement is subject to the prior written consent of CP (such consent not to be unreasonably withheld).


                       ARTICLE XVIII - DISPUTE RESOLUTION

18.1 Any dispute or claim arising out of this Agreement or relating to the validity, construction, enforceability or performance of this Agreement including disputes relating to an alleged breach or to termination of this Agreement and whether during the term of this Agreement or afterwards shall be dealt with in accordance with the procedure set out in this Article XVIII.

18.2 A dispute or claim under this clause shall be resolved as follows:

        (a) by referral in the first instance to the Contracts Manager of CP and the Senior Director, Product Development of AMYLIN.

        (b) if a dispute is not resolved within 14 days of its referral under paragraph 18.2(a) then by referral to the decision of the Chief Executive Officer of CP and the Chief Executive Officer of AMYLIN.

18.3 If any dispute is not resolved within 21 days of its referral pursuant to paragraph 18.2 (b) or any extension of time agreed between the parties in writing then it shall be finally resolved by a court in accordance with Paragraph 18.4.

18.4 This Agreement shall in the case of a dispute initiated by AMYLIN be construed in accordance with English law and in the case of a dispute initiated by CP be construed in accordance with the laws of the State of California, and both parties submit to the jurisdiction of the respective courts.


                        ARTICLE XIX - VISITORS' INSURANCE

If either Party is required to enter premises owned, leased, occupied by or under the control of the other Party during the performance of this Agreement, the visiting Party shall indemnify and hold harmless the visited party, its officers and employees, from any loss, cost, damage, expense or liability by reason of property damage or personal injury, including death, of whatsoever nature or kind arising out or as a result of such performance, whether arising out of actions of the Party or of its employees. However, the visited Party will remain liable for its negligence, if any. AMYLIN and CP shall each maintain such insurance cover as is legally required in relation to industrial accidents at its premises.


                      ARTICLE XX - NO WAIVER OF CONDITIONS

Failure by AMYLIN or CP to insist on strict performance with respect to any particular provision of this Agreement shall not operate or be construed as a continuing waiver of same or as a waiver of any other provisions of the Agreement.

                           ARTICLE XXI - SEVERABILITY

If any provision of this Agreement is declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.



AMYLIN PHARMACEUTICALS, INC.                CP PHARMACEUTICALS LIMITED




By:     /s/ NANCY K. DAHL                   By:     /s/ C. SAVAGE
   -------------------------------             -------------------------------


Title:  V.P. and General Counsel            Title:  Chief Executive
      ----------------------------                ----------------------------

Date:   April 28, 1999                      Date:   28 April 1999
     -----------------------------               -----------------------------



By:     /s/ JOSEPH C. COOK
   -------------------------------

        Joseph C. Cook, Jr.

        Chairman and Chief Executive Officer

Date:   April 28, 1999
     -----------------------------

                                   APPENDIX 1

                                    EQUIPMENT


                                   [...***...]












                                            * CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 2

                               TECHNICAL AGREEMENT


                                   [...***...]








                                       29     * CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX 3

                                PRICING MECHANISM



                                   [...***...]








                                       30     * CONFIDENTIAL TREATMENT REQUESTED